Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 18, 2006, in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-132717) and related Prospectus of Catalytic Capital Investment Corporation for the registration of 14,375,000 units.

/s/ ERNST & YOUNG LLP

Los Angeles, California

July 18, 2006